Exhibit 2.5

                      CLOSING AGREEMENT


     THIS CLOSING AGREEMENT dated the 6th day of August, 2000, by and between Advanced Wireless Systems, Inc. ("Purchaser") and
Digital Wireless Systems, Inc. ("Seller").

                          RECITALS

     1. WHEREAS, Seller is a debtor in a Chapter 11 case pending in the United States Bankruptcy Court for the Middle District of Tennessee, and as a Chapter 11 debtor has confirmed a plan of reorganization (the "Plan of Reorganization") approved by court order entered May 28, 2000; and

     2. The Plan of Reorganization approved the sale of assets from Seller to Purchaser pursuant to the terms and conditions of an asset purchase agreement (the "Purchase Agreement") dated February 15, 2000; and

     3. Purchaser and Seller are prepared to proceed with the closing of this sale (the "Closing") under certain terms and conditions.

     D. Purchaser and Seller have agreed that the attached Schedule A represents a calculation of three adjustments to the purchase price of the Assets being sold: (1) adjustment due to the price adjustment provision of the Purchase Agreement, (2) adjustment due to failure to deliver Licenses, as specified in
Section 2 below, and (3) adjustment due to failure to deliver audited financial statements, as specified in Section 7 below.

     NOW, THEREFORE, premises considered and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Seller is unable to transfer title to its multipoint distribution service (the "Licenses") until the parties can obtain FCC approval of the assignment of Seller's licenses to Purchaser. Pending this approval, Seller agrees to lease the transmission capacity on the channels to be assigned to Purchaser pursuant to a
spectrum lease agreement to be executed at Closing.   The parties
hereto agree to file assignment applications with the FCC within ten days of Closing.

     2. Seller and Purchaser agree that the purchase price of the Assets to be transferred at Closing is reduced by 1,100,000 shares, in consideration of the inability of Seller to transfer the Licenses. The reduction in the purchase price will be withheld from the shares to be issued to the Seller's interest holders in accordance with the attached Schedule A. The adjustment in the purchase price shall be deducted from the Class 5 Claimants' shares, pro rata according to their percentage ownership of the Seller immediately prior to Closing.

     3. Seller and Purchaser agree to enter into the spectrum lease agreement attached as Exhibit 1. The spectrum lease agreement provides that the monthly rental for the Licenses shall be 100,000 shares of Purchaser's Common Stock per month for the first twelve months of the lease. The Seller and Purchaser agree that, if substantially all of the Licenses have not been transferred to Purchaser by August 1, 2001, they will renegotiate the monthly rental price of the spectrum lease agreement.

     4. With respect to the licenses relating to Station WHT 707 previously held by Wireless Advantage, Inc. and which are now in Seller's name by order of the Bankruptcy Court entered March 28, 2000, Seller agrees to use its reasonable efforts to obtain cooperation from Wireless Advantage, Inc. in order to effectuate the assignment of such licenses by the FCC.

     5. Seller shall use reasonable efforts to obtain a court order from the Bankruptcy Court acknowledging the assignment of all leases and executory contracts under Seller's name to Purchaser as contemplated under the Purchase Agreement.

     6. Seller shall have thirty days from Closing to perform the due diligence and make the required disclosures under the Purchase Agreement regarding such sections of the Purchase Agreement as 5.6, 5.13, 5.15, 5.20, 5.25, 5.26 and 5.27 as they relate to licenses, spectrum leases and compliance with FCC rules.

     7. Seller is unable to deliver audited financial statements of the Seller at Closing, as required by Section 5.5 of the Purchase Agreement and does not have the funds to obtain such audited statements. Seller and Purchaser will cooperate, at Purchaser's expense, in obtaining audited financial statements' for Seller's operations that comply with requirements contained in Form 8-K for reporting on significant acquisitions. Purchaser will reserve and hold back from the purchase price, 803,397 shares of Purchaser's Common Stock, to be deducted from the DWSI directors' shares according to the amounts expressed in Schedule A. If the parties are unsuccessful in obtaining the required audited financial statements for Seller, using reasonable commercial efforts, within 70 days after Closing. The purchase price will be reduced by the said 307,410 shares and such shares will not be issued. If the audited statements are obtained within 70 days, the 307,410 reserved shares will be issued to the Seller's interest holders as provided in the attached Schedule A. The 307,410 reserved shares shall be placed into escrow for the benefit of the scheduled holders, subject to the terms of this paragraph.

     IN WITNESS WHEREOF, the parties have executed this Closing
Agreement as of the date first written above.


DIGITAL WIRELESS, INC.             ADVANCE WIRELESS SYSTEMS, INC.


By: ________________________       By: ___________________
David D. Schlueter                 Thomas W.  Howard
Chief Executive Officer            President

                                                 Schedule A To
                                               Closing Agreement
Price Adjustments:
30-Day Average Closing Price of
          AWSS Common Stock (Thru 7/7/00)       =   $0.9950
Theoretical Price Adjustment as of 7/7/00       =   844,221 Units of Equity
Actual Price Adjustment made as of 7/7/0        =   $0.8584

30-Day Average Closing Price of AWSS
          Common Stock (As of Friday 8/4/00)    =   $0.8584
Total Price Adjustment                          = 2,251,631 Units of Equity

Additional Price Adjustment Between 7/7/00 to
          8/4/00 (i.e., 2,251,631 minus 869,632 = 1,381,999 Units of Equity

                                                                   Addn.
                                                                   Price
                                                                   Adjust-
                                                        AWSS       ment
                                              Price     Units of   From                            Adjusted
                                   AWSS       Adjust-   Equity     7/7/00                          AWSS
                                   Units      ment      Issued     Thru       License    Audit     Units
                 Claims            of Equity  7/7/00    on 8/6/00  8/4/00     Escrow     Escrow    of Equity
------------------------------------------------------------------------------------------------------------
Class 4          $447,127            894,258   94,365     988,623    157,327          0        0   1,145,950
------------------------------------------------------------------------------------------------------------

Class 5           Shares   DWSI %
------------------------------------------------------------------------------------------------------------
Baton Rouge LLC   982,142  26.25%  1,865,233  203,410   2,068,643    321,566    288,113        0   2,102,096
Carolyn Breaks      2,217   0.06%      4,210      460       4,670        726        650    3,914         832
William Counts      1,773   0.05%      3,367      367       3,734        581        520    3,131         664
Willard Fey         1,995   0.05%      3,789      413       4,202        653        585    3,523         747
Frank Franco          665   0.02%      1,263      138       1,401        217        195    1,174         249
Future Vision
 Wireless
 Cable, Inc.      999,738  26.72%  1,898,650  207,176   2,105,826    327,206    293,275        0   2,139,757
Joseph Paradis     77,217   2.06%    146,646   15,997     162,643     25,278     22,652  136,334      28,935
Reading
 Partnership      931,596  24.90%  1,769,238  193,068   1,962,306    304,891    273,286        0   1,993,911
David Schlueter    77,217   2.06%    146,646   15,997     162,643     25,278     22,652  136,334      28,935
Shreveport
 Partnership      666,983  17.83%  1,266 699  138,242   1,404,941    218,276    195,661        0   1,427,556
------------------------------------------------------------------------------------------------------------
                3,741,543 100.00%  7,105,742  775,267   7,881,009  1,224,672  1,097,589  284,410   7,723,682

Adjustments                                   869,632              1,381,999  1,097,589  284,410   8,869,632

Total Class 4 and Class 5
   Units of Equity                 8,000,000            8,869,632                                  8,869,632